Exhibit 10.25

THIRD AMENDMENT TO

BJ SERVICES COMPANY 2003 INCENTIVE PLAN

WHEREAS, BJ Services Company (the “Company”) has heretofore adopted the BJ Services Company 2003 Incentive Plan (the “Plan”);

WHEREAS, the Plan has heretofore been amended by two amendments adopted on July 28, 2005; and December 7, 2006; and

WHEREAS, the Company desires to amend the Plan in certain additional respects;

NOW THEREFORE, the Plan shall be amended as follows, effective as of October 13, 2008:

1.	Paragraph 3(c)(ii) and of Article II shall be amended to read as follows:

“by tendering to the Company shares of Common Stock owned by the person having an aggregate Fair Market Value as of the date of the exercise that is not greater than the full exercise price (and any required withholding) for the shares with respect to which the Option is being exercised and by paying any remaining amount of the exercise price as provided in (i) above, or”